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EXHIBIT 10.7

HEAD LESSEE SECURITY AGREEMENT

between

UCO COMPRESSION 2002 LLC
as Grantor

and

BRL UNIVERSAL COMPRESSION FUNDING I 2002, L.P.
as Secured Party

Dated as of December 31, 2002

i

	5.3.	Limited Liability Company Existence	11
	5.4.	Compliance with Law	11
	5.5.	Protection of Head Lessee Collateral	11
	5.6.	Defend Title to Head Lessee Collateral	12
	5.7.	Enforce User Lease Rights	12
	5.8.	Negative Covenants Regarding Head Lessee Collateral (including Related Documents)	12
	5.9.	Non-Consolidation of the Grantor	13
	5.10.	No Bankruptcy Petition	13
	5.11.	Liens; Fixtures	13
	5.12.	Other Debt	14
	5.13.	Guarantees, Loans, Advances and Other Liabilities	14
	5.14.	Consolidation, Merger and Sale of Assets	14
	5.15.	Other Agreements	14
	5.16.	Organizational Documents	14
	5.17.	Capital Expenditures	14
	5.18.	Permitted Activities; Compliance with Organizational Documents	14
	5.19.	Investment Company Act	15
	5.20.	Payments of Head Lessee Collateral	15
	5.21.	Notices	15
	5.22.	Books and Records	15
	5.23.	Taxes	15
	5.24.	Subsidiaries	15
	5.25.	Investments	15
	5.26.	Intentionally Omitted	16
	5.27.	Financial Statements	16
	5.28.	Independent Directors of Universal Compression Member 2002 Corp	16
	5.29.	Separate Identity	16
	5.30.	Annual Perfection Opinion	16
	5.31.	Identification Marks	16
	5.32.	Inspection	16
	5.33.	Storage of Lease Files	17
	5.34.	Intellectual Property Filings	17
6.	Secured Party's Appointment as Attorney-in-Fact		17

ii

7.	Head Lessee Collection Account, Collateral Account, Rent Reserve Account and Letter of Credit		19
	7.1.	Establishment of Accounts	19
	7.2.	Head Lessee Collection Account	21
	7.3.	Collateral Account	23
	7.4.	Rent Reserve Account	24
	7.5.	Letters of Credit	25
	7.6.	ABS Lockbox Account	25
8.	Remedies		25
	8.1.	Remedies on Default	25
	8.2.	Waivers	27
	8.3.	Remedies Cumulative	27
9.	Limitation on Secured Party's Duty in Respect of Head Lessee Collateral		28
10.	Reinstatement		28
11.	Miscellaneous		28
	11.1.	Severability	28
	11.2.	Notices	28
	11.3.	Consent to Jurisdiction	28
	11.4.	Captions	29
	11.5.	Governing Law	29
	11.6.	WAIVER OF JURY TRIAL	29
	11.7.	Waiver of Immunity	29
	11.8.	Statutory References	29
	11.9.	Termination of this Security Agreement	29
	11.10.	Successor and Assigns	30
	11.11.	Counterparts	30
	11.12.	Amendments and Waivers	30
	11.13.	Assignment of Rights of Series Enhancer	30

iii

        THIS HEAD LESSEE SECURITY AGREEMENT, dated as of December 31, 2002 (as amended, supplemented or otherwise modified from time to time in accordance with the terms hereof, this "Agreement"), is between UCO COMPRESSION 2002 LLC, a limited liability company organized and existing under the laws of the State of Delaware (together with its successors and permitted assigns, the "Grantor"), and BRL UNIVERSAL COMPRESSION FUNDING I 2002, L.P., a limited partnership organized and existing under the laws of the State of Delaware (together with its successors and permitted assigns, the "Secured Party").

RECITALS

        WHEREAS, pursuant to the Master Equipment Lease Agreement, dated as of December 31, 2002 (as such agreement may be amended, modified or supplemented from time to time in accordance with its terms, the "Head Lease"), between the Secured Party, as head lessor, and Grantor, as head lessee (the "Head Lessee") the Secured Party will, from time to time, lease to the Grantor various Compressors and other related equipment;

        WHEREAS, Secured Party is willing to enter into the Head Lease, but only upon the condition, among others, that Grantor shall have executed and delivered this Agreement to the Secured Party.

AGREEMENT

        NOW, THEREFORE, in order to induce Secured Party to enter into the Head Lease and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties hereto agrees as follows:

        1.    Defined Terms.    Terms used in this Agreement but not defined herein shall have the meanings given to such terms in the Appendix A to the Indenture dated as of December 31, 2002 between the Secured Party, as Issuer, and Wells Fargo Bank Minnesota, National Association, as Indenture Trustee (as amended, supplemented or otherwise modified from time to time in accordance with its terms, the "Indenture"), as such Appendix A may be amended, supplemented or otherwise modified from time to time in accordance with the provisions of the Indenture, and the rules of usage set forth in such Appendix A shall apply to this Agreement.

        2.    Head Lessee Collateral.    (a)    Grant of Security Interest.    As collateral security for the Head Lessee Secured Obligations, and in order to induce (v) the Head Lessor to enter into the Head Lease, (w) the Series Enhancer to issue the Policies, (x) the Letter of Credit Bank to issue the Letter of Credit, (y) the Noteholders and Certificateholders to purchase the Notes and the Certificates, respectively, and (z) the Interest Rate Hedge Providers to enter into the Interest Rate Swap Agreements, Grantor hereby assigns, conveys, mortgages, pledges, hypothecates and grants to the Secured Party, a security interest in, to and under and a continuing Lien on all of the Grantor's right, title and interest, whether now owned or existing or hereafter created or acquired and wherever located, in, to and under:

(i)	the Head Lessee Compressors (including all substitute Head Lessee Compressors acquired by the Grantor from time to time);
(ii)	the Head Lessor Compressors (including all substitutions and replacements thereof);

(iii)
User Leases and all Available Head Lessee Collections, including without limitation, all schedules, supplements, amendments, modifications, renewals, extensions, and guarantees thereof in every case whether now owned or hereafter acquired and all amounts, rentals, proceeds and other sums of money due or to become due under the User Leases, including, without limitation, (i) all rentals, payments and other moneys, including all insurance proceeds and claims for losses due or to become due to the Grantor under, and all claims for damages arising out of the breach of, any User Lease; (ii) the right of the Grantor to terminate, perform under, or compel performance of the terms of each User Lease (including without limitation all rights of the Grantor to exercise remedies thereunder); and (iii) any guarantee of any User Lease and any rights of the Grantor in respect of any subleases or assignments permitted under any User Lease (including without limitation all rights of the Grantor to exercise remedies thereunder);
(iv)
the Head Lease, the Intercreditor Agreement, all Letters of Credit, the Management Agreement and all other Related Documents to which the Grantor is a party or in which it has an interest and all rights of the Grantor in respect thereof (including without limitation all rights of the Grantor to exercise remedies thereunder);
(v)
Securities Accounts and Deposit Accounts, including without limitation, all cash and cash equivalents, Eligible Investments, Financial Assets, Investment Property, Securities Entitlements and other instruments or amounts credited or deposited from time to time in the Head Lessee Collection Account, the Collateral Account, the Lockbox Account (to the extent of its interest therein and subject to the terms of the Intercreditor Agreement), the ABS Lockbox Account, the Rent Reserve Account, the Reserve Account and the Trust Account;
(vi)	all Accounts;
(vii)	all Chattel Paper;
(viii)	all Commercial Tort Claims;
(ix)	all Contracts;
(x)	all Documents;
(xi)	all Equipment;
(xii)	all General Intangibles and Payment Intangibles;
(xiii)	all Goods;
(xiv)	all Instruments;
(xv)	all Intellectual Property;
(xvi)	all Inventory;
(xvii)	all Letter-of-Credit Rights;
(xviii)	all Money;
(xix)	all Supporting Obligations;
(xx)
all property of Grantor held by the Secured Party including, without limitation, all property of every description now or hereafter in the possession or custody of or in transit to the Secured Party or any other party for any purpose, including, without limitation, safekeeping, collection or pledge, for the account of Grantor, or as to which Grantor may have any right or power;

(xxi)
all insurance policies covering any or all of the Head Lessee Collateral (regardless of whether the Grantor, the Secured Party or the Indenture Trustee is the loss payee in respect thereof) and all insurance proceeds of the Head Lessee Collateral and all proceeds of the voluntary or involuntary disposition of the Head Lessee Collateral;
(xxii)
any and all payments made or due to Grantor in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Head Lessee Collateral by any Governmental Authority and any other cash or non-cash receipts from the sale, exchange, collection or other disposition of the Head Lessee Collateral; and
(xxiii)	all income, payments and Proceeds of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of each of the foregoing.

All of the property described in this Section 2(a) is herein collectively referred to as the "Head Lessee Collateral".

        For avoidance of doubt it is expressly understood and agreed that, to the extent the UCC is revised subsequent to the date hereof such that the definition of any of the foregoing terms included in the description of Head Lessee Collateral is changed, the parties hereto desire that any property which is included in such changed definitions which would not otherwise be included in the foregoing grant on the date hereof be included in such grant immediately upon the effective date of such revision, it being the intention of the Grantor that the description of Head Lessee Collateral set forth above be construed to include the broadest possible range of assets. Notwithstanding the immediately preceding sentence, the foregoing grant is intended to apply immediately on the date hereof to all Head Lessee Collateral to the fullest extent permitted by Applicable Law regardless of whether any particular item of Head Lessee Collateral is currently subject to the UCC.

          (b)  The Grantor understands that the Secured Party intends to collaterally assign its rights under this Agreement to the Indenture Trustee under the Indenture for the benefit of the Series Enhancer, the Noteholders, the Certificateholders, the Letter of Credit Bank, the Interest Rate Hedge Providers and the other persons provided therein, and hereby consents to the assignment of all or any portion of this Agreement by the Secured Party to the Indenture Trustee. The Grantor agrees that upon such assignment the Indenture Trustee, and its successors and assigns, may exercise all of the rights and remedies of the Secured Party hereunder and shall, to the extent of its interest therein, be entitled to all of the benefits of the Secured Party hereunder.

          (c)  The Grantor hereby irrevocably authorizes the Secured Party, the Indenture Trustee or the Series Enhancer at any time, and from time to time, to file, without the signature of the Grantor, in any filing office in any Uniform Commercial Code jurisdiction (necessary or desirable to protect the security interest and Liens granted herein or in any other Related Document) any initial financing statements, continuation statements and amendments thereto (including any such financing statement or amendment to identify the Head Lessee Collateral as any or all assets of the Grantor) that (i) indicate or describe the Head Lessee Collateral regardless of whether any particular asset comprised in the Head Lessee Collateral falls within the scope of Article 9 of the Uniform Commercial Code in the same manner as described herein or in any other manner as the Secured Party, the Indenture Trustee or the Series Enhancer may determine in its sole discretion is necessary or desirable to ensure perfection of the security interests and Liens granted herein, or (ii) provide any other information required by Article 9 of the Uniform Commercial Code for the sufficiency or filing office acceptance of any financing statement, continuation statement or amendment, including whether the Grantor is an organization, the type of organization and any organization identification number issued to the Grantor. The Grantor agrees to furnish the information described in clause (ii) of the preceding sentence to the Secured Party, the Indenture Trustee or the Series Enhancer promptly upon the Secured Party's, the Indenture Trustee's or the

  Series Enhancer's request. The Grantor also ratifies its authorization for the Secured Party, the Indenture Trustee or the Series Enhancer to have filed in any Uniform Commercial Code jurisdiction any like initial financing statements, continuation statements or amendments thereto if filed prior to the date hereof. Nothing in the foregoing shall be deemed to create an obligation of the Indenture Trustee to file any financing statement, continuation statements or amendment thereto.

          (d)    Overcollateralization Event and/or Net Revenue Event.    Without limiting the generality of Section 2(a) above, each of the Grantor and the Secured Party agrees that any Compressors acquired by the Grantor, including, without limitation, after the occurrence and during the continuance of an Overcollateralization Event or a Net Revenue Event shall automatically and without further action by any party become subject to the security interest and the Lien granted by the Grantor under Section 2(a) above.

          (e)    Release of Head Lessee Collateral.    The Secured Party, upon receipt of written notice from the Manager (a copy of which notice shall be delivered to the Indenture Trustee, the Deal Agent, and the Control Party at least three (3) Business Days prior to the effective date of such release), may, and is hereby authorized to, release from the security interest and the Lien of this Agreement any Compressor and Related Assets; provided, however, that no Head Lessee Collateral shall be released by the Secured Party pursuant to this Section 2(e) unless the disposition of any Head Lessee Collateral that is the subject of such release request complies with the provisions of Section 5.8(b) hereof.

          (f)    Acquisition of Additional Head Lessee Collateral.

          The Grantor hereby agrees that immediately, but in no event later than three (3) Business Days after the acquisition of any additional Compressors or any other Head Lessee Collateral, whether pursuant to Section 3.04 of the Contribution Agreement, Section 3.04 of the Sale Agreement, Section 13.2 or 21 of the Head Lease or in connection with any Overcollateralization Event or Net Revenue Event or otherwise, the Grantor shall deliver to the Secured Party a description of any such Head Lessee Collateral so acquired, together with, if requested by the Secured Party or the Control Party in writing, one or more financing statements in appropriate form for filing with the appropriate UCC filing office or offices, as the case may be, covering such Head Lessee Collateral and any other document or instrument that the Secured Party or the Control Party deems necessary or desirable to ensure perfection of the security interests and the Liens granted herein.

        3.    Collateral Management.

          (a)  Notwithstanding anything contained in this Agreement to the contrary, the Grantor expressly agrees that it shall remain liable under the User Leases and each other agreement and contract included in the Head Lessee Collateral to observe and perform all the conditions and obligations to be observed and performed by the Grantor thereunder and that the Grantor shall perform all of its duties and obligations thereunder, all in accordance with and pursuant to the terms and provisions of each such contract and agreement. However, each of the Grantor and the Secured Party acknowledge that the security interest of the Secured Party in each User Lease is subject to the User's right of quiet enjoyment at the times and subject to the conditions set forth in Section 11 of the Head Lease.

          (b)  The Indenture Trustee hereby acknowledges the appointment by the Grantor of the Manager to service and administer the Head Lessee Collateral in accordance with the provisions of the Management Agreement and, so long as such Management Agreement shall not have been terminated in accordance with its terms, the Secured Party hereby agrees to provide the Manager with such documentation, and to take all such actions with respect to the Head Lessee Collateral as the Manager may reasonably request in writing in accordance with the express provisions of the Management Agreement and the other Related Documents. Until such time as the Management Agreement has been terminated in accordance with its terms, the Manager, on behalf of the Grantor, shall continue to collect all Accounts and payments on the User Leases in accordance with the provisions of the Management Agreement and the other Related Documents.

          (c)  The Secured Party or the Control Party (or any other Person (including the Back-up Manager or the Manager) designated by the Secured Party or the Control Party) may at any time, upon the occurrence of (i) any Head Lease Event of Default, after first notifying the Grantor of its intention to do so, or (ii) a Universal Event, notify Users and any other Account Debtors of the Grantor, including, without limitation, any Person obligated to make payments pursuant to any User Lease, parties to the Contracts of the Grantor and obligors in respect of Instruments of the Grantor, that (x) the User Leases and Accounts, and the right, title and interest of the Grantor in and under such User Leases, Accounts, Contracts and Instruments, have been assigned to the Indenture Trustee for the benefit of the Noteholders, the Certificateholders, any Series Enhancer and any Interest Rate Hedge Provider and (y) payments in respect of such User Leases, Accounts, Contracts and Instruments shall be made directly to the ABS Lockbox Account, and the Secured Party and/or the Control Party (and/or any such designee) may communicate with such Users and other Account Debtors, parties to such Contracts and obligors in respect of such Instruments to verify with such parties, to the Secured Party's and Control Party's satisfaction, the existence, amount and terms of such User Leases, Accounts, Contracts and Instruments. The Secured Party hereby agrees that it will cause amounts on deposit from time to time in the ABS Lockbox Account to be deposited into the Head Lessee Collection Account.

        4.    Representations and Warranties of the Grantor.    The Grantor hereby represents and warrants (as of the Closing Date and as of each date on which an "advance" under any Supplement is made (unless otherwise indicated)) for the benefit of the Secured Party and each Entitled Party, which representations and warranties shall survive until the Head Lessee Secured Obligations have been paid in full, that:

          4.1.    Existence.    The Grantor is a Delaware limited liability company duly formed and validly existing and in good standing and is duly qualified to do business in each jurisdiction where the nature of its business requires it to so qualify, except where the failure to do so would not have a material adverse effect upon the Grantor, the Head Lessee Collateral or the ability of the Grantor to perform its obligations under the Related Documents to which it is a party. Since the date of formation of the Grantor, the Grantor has not conducted business under any other name and does not have any trade names, or "doing business under" or "doing business as" names. The Grantor has not reorganized in any jurisdiction (whether the United States, any state therein, the District of Columbia, Puerto Rico, Guam or any possession or territory of the United States, or any foreign country or state) other than the State of Delaware.

          4.2.    Authorization.    The Grantor has the limited liability company power and is duly authorized to execute and deliver this Agreement and the other Related Documents to which it is a party; and the Grantor is and will continue to be authorized to perform its obligations under this Agreement and under the other Related Documents. The execution, delivery and performance by the Grantor of this Agreement and the other Related Documents to which it is a party and the borrowings hereunder do not and will not require any consent or approval of any Governmental Authority, partner or any other Person which has not already been obtained.

          4.3.    Due Qualification.    The Grantor is qualified as a foreign limited liability company in each jurisdiction and has obtained all necessary licenses and approvals as required under Applicable Law, in each case, where the failure to be so qualified, licensed or approved, could reasonably be expected to materially and adversely affect the ability of the Grantor to perform its obligations under and comply with the terms of this Agreement or any other Related Document to which it is a party.

          4.4.    No Conflict; Legal Compliance.    The execution, delivery and performance of this Agreement and each of the other Related Documents by the Grantor will not: (a) contravene any provision of its Organizational Documents; (b) contravene, conflict with or violate any Applicable Law or regulation, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority that could result in a Material Adverse Change; or (c) violate or result in the breach of, or constitute (with or without notice or lapse of time or both) a default under this Agreement, the Related Documents, any other indenture or other loan or credit agreement, or other agreement or instrument to which the Grantor is a party or by which the Grantor, or its property and assets may be bound or affected that could result in a Material Adverse Change or result in a Lien on the Head Lessee Collateral other than Permitted Encumbrances. The Grantor is not in violation or breach of or default under any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or any contract, agreement, lease, license, indenture or other instrument to which it is a party that could result in a Material Adverse Change.

          4.5.    Validity and Binding Effect.    This Agreement is, and each Related Document to which the Grantor is a party, when duly executed and delivered, will be, legal, valid and binding obligations of the Grantor, enforceable against the Grantor in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditors' rights or by general principles of equity limiting the availability of equitable remedies.

          4.6.    Financial Statements.    Since March 31, 2002, there has been no Material Adverse Change in the financial condition of any Universal Party.

          4.7.    Executive Offices.    The current location of the Grantor's chief executive office and principal place of business is 4444 Brittmoore Road, Houston, Texas 77041.

          4.8.    No Agreements or Contracts.    The Grantor is not now and has not been a party to any contract or agreement (whether written or oral) other than the Related Documents.

          4.9.    Consents and Approvals.    No approval, authorization, order, action or consent of any trustee or holder of any Indebtedness or obligation of the Grantor or of any other Person under any agreement, contract, lease or license or similar document or instrument to which the Grantor is a party or by which the Grantor (or, except as permitted in the definition of Eligible Lease, any of its property or assets) is bound, is required to be obtained by the Grantor in order to make or consummate the transactions contemplated under the Related Documents, except for those approvals, authorizations and consents that have been obtained on or prior to the Closing Date. All consents, orders and approvals of, filings and registrations with, and other actions in respect of, all Governmental Authorities required to be obtained by the Grantor in order to make or consummate the transactions contemplated under the Related Documents have been, or prior to the time when required will have been, obtained, given, filed or taken and are or will be in full force and effect, or due provision has been made therefor reasonably acceptable to the Secured Party.

          4.10.    Taxes.    All federal, state, local and foreign tax returns, reports and statements required to be filed by the Grantor have been filed with the appropriate Governmental Authorities, and all Taxes, Other Taxes and other impositions shown thereon to be due and payable by the Grantor have been paid prior to the date on which any fine, penalty, interest or late charge may be added thereto for nonpayment thereof, or any such fine, penalty, interest, late charge or loss has been paid, or the Grantor is contesting its liability therefor in good faith and has fully reserved all such amounts according to GAAP in the financial statements provided to the Secured Party pursuant to

  Section 5.27 hereof. The Grantor has paid when due and payable all material charges upon the books of the Grantor and no Governmental Authority has asserted any Lien against the Grantor with respect to unpaid Taxes or Other Taxes. Proper and accurate amounts have been withheld by the Grantor from its employees for all periods in full and complete compliance with the tax, social security and unemployment withholding provisions of applicable federal, state, local and foreign law and such withholdings have been timely paid to the respective Governmental Authorities.

          4.11.    Other Regulations.    The Grantor is not: (a) a "public utility company" or a "holding company," or an "affiliate" or a "Subsidiary company" of a "holding company," or an "affiliate" of such a "Subsidiary company," as such terms are defined in the Public Utility Holding Company Act of 1935, as amended, or (b) an "investment company," or an "affiliated person" of, or a "promoter" or "principal underwriter" for, an "investment company," as such terms are defined in the Investment Company Act of 1940, as amended. The granting of the security interest and Liens hereunder and the performance of the transactions contemplated by this Agreement and the other Related Documents will not violate any provision of the Investment Company Act or the Public Utility Holding Company Act, or any rule, regulation or order issued by the Securities and Exchange Commission thereunder.

          4.12.    Solvency and Separateness.

          (a)  The capital of the Grantor is adequate for the business and undertakings of the Grantor;

          (b)  Other than with respect to the transactions contemplated by the Related Documents, the Grantor is not engaged in any business transactions with any Universal Party;

          (c)  The Grantor is a wholly-owned Subsidiary of Universal Compression, Inc. and UCO Member 2002 Corp. is the sole noneconomic member of the Grantor.

          (d)  A majority of the directors of Universal Compression Member 2002 Corp. are Independent Directors;

          (e)  The Grantor's funds and assets are not, and will not be, commingled with those of any Universal Party, except as permitted by the Management Agreement and the Intercreditor Agreement;

          (f)    The Organizational Documents of the Grantor require it to maintain correct and complete books and records of account; and

          (g)  The Grantor is not insolvent under the Insolvency Law and will not be rendered insolvent by the transactions contemplated by the Related Documents and after giving effect to such transactions, the Grantor will not be left with an unreasonably small amount of capital with which to engage in its business nor will the Grantor have intended to incur, or believe that it has incurred, debts beyond its ability to pay such debts as they mature. The Grantor does not contemplate the commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, trustee or similar official in respect of the Grantor or any of its assets.

        4.13.    Insolvency; Fraudulent Conveyance.    The Grantor is paying its debts as they become due and is not "insolvent" within the meaning of any applicable Insolvency Law in that:

          (a)  both immediately before and after giving effect to the pledge of the Head Lessee Collateral set forth herein, the present value of the Grantor's assets will be in excess of the amount that will be required to pay the Grantor's probable liabilities as they then exist and as they become absolute and matured; and

          (b)  both immediately before and after giving effect to the sum of the Grantor's assets will be greater than the sum of the Grantor's debts, valuing the Grantor's assets at a fair market value.

        Each sale of Sold Assets by the Grantor has been made for "reasonably equivalent value" (as such term is used in Section 548 of the Bankruptcy Code) and not on account of "antecedent debt" (as such term is used in Section 547 of the Bankruptcy Code).

        4.14.    No Default.    No Event of Default, Head Lease Event of Default, Manager Default, Trigger Event or Universal Event has occurred and is continuing and no event has occurred that with the passage of time would become an Event of Default, Head Lease Event of Default, Manager Default, Trigger Event or Universal Event.

        4.15.    No Proceedings or Injunctions.    There are (i) no litigations, Proceedings or investigations pending, or, to the knowledge of the Grantor, threatened, before any court, regulatory body, administrative agency, or other tribunal or Governmental Authority (A) asserting the invalidity of this Agreement or any other Related Document to which the Grantor is a party, (B) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any other Related Document to which the Grantor is a party, or (C) seeking any determination or ruling that could reasonably be expected to result in a Material Adverse Change and (ii) no injunctions, writs, restraining orders or other orders in effect that could reasonably be expected to result in a Material Adverse Change.

        4.16.    Compliance with Law.    The Grantor:

          (a)  is not in violation of (i) any laws, ordinances, governmental rules or regulations, or (ii) court orders to which it is subject, the violation of either of which could reasonably be expected to materially and adversely affect the ability of the Grantor to perform its obligations under and comply with the terms of this Agreement or any other Related Document to which it is a party;

          (b)  has not failed to obtain any licenses, permits, franchises or other governmental authorizations which failure could reasonably be expected to materially and adversely affect the ownership of its property (including the Head Lessee Collateral) or the conduct of its business (including the leasing of Compressors under the Head Lease) including, without limitation, with respect to transactions contemplated by this Agreement and the other Related Documents to which it is a party; and

          (c)  is not in violation in any respect of any term of any agreement (including any User Lease), Organizational Document or other instrument to which it is a party or by which it may be bound, which violation could reasonably be expected to materially and adversely affect the business or condition (financial or otherwise) of the Grantor, or materially and adversely affect the Grantor's rights or remedies under any User Lease or the interest of the Secured Party in any Head Lessee Collateral.

        4.17.    Title; Liens.    The Grantor has good, legal and marketable title to each of its respective assets, and none of such assets is subject to any Lien except for the Lien under this Agreement and other Permitted Encumbrances.

        4.18.    Subsidiaries.    The Grantor has had no subsidiaries.

        4.19.    No Partnership.    The Grantor is not a partner or joint venturer in any partnership or joint venture.

        4.20.    UCC Information.    The information set forth in Schedule 1 hereto is true, complete and correct in all material respects.

        4.21.    Security Interest Representations.    (a)    This Agreement creates a valid and continuing security interest (as defined in the UCC) and Lien in the Head Lessee Collateral in favor of the Secured Party, which security interest, upon (x) the completion of the filings referred to in

Section 4.21(d) being duly made and (y) the execution and delivery of the Intercreditor Agreement and the Control Agreement, is a perfected first priority security interest prior to all other Liens, and is enforceable as such as against creditors of and purchasers from the Grantor.

          (b)  The Head Lessee Compressors constitute "equipment" or "inventory" within the meaning of the UCC. The User Leases constitute "tangible chattel paper" or "Accounts" within the meaning of the UCC and the rights under such User Leases constitute "general intangibles." Each of the Transaction Accounts constitutes a "securities account" or a "deposit account" within the meaning of the UCC.

          (c)  The Grantor owns and has good and marketable title to the Head Lessee Collateral, free and clear of any Lien, claim or encumbrance of any Person, except for the Liens created or permitted pursuant hereto or the Related Documents.

          (d)  The Grantor has caused all appropriate financing statements or documents of similar import to be duly filed in the proper filing office in the appropriate jurisdictions under Applicable Law in order to perfect the security interest in the Head Lessee Collateral granted to the Secured Party in this Agreement and such security interest constitutes a perfected first priority security interest in favor of the Secured Party. All financing statements filed against the Grantor in favor of the Secured Party in connection herewith describing the Head Lessee Collateral contain a statement to the following effect: "A purchase of or security interest in or a Lien on any collateral described in this financing statement will violate the rights of the Secured Party."

          (e)  Other than the security interest granted to the Secured Party pursuant to this Agreement or granted in any of the Related Documents, the Grantor has not pledged, assigned, sold, granted a security interest in or a Lien (except for Permitted Encumbrances) on or otherwise conveyed any of the Head Lessee Collateral, except as permitted pursuant hereto or in the Related Documents. The Grantor has not authorized the filing of and is not aware of any financing statements against the Grantor that include a description of collateral covering the Head Lessee Collateral other than any financing statement or document of similar import (i) relating to the security interest granted to the Secured Party in this Agreement, (ii) that has been terminated, or (iii) that names Wells Fargo Bank Minnesota, National Association, as Indenture Trustee, as assignee of BRL Universal Compression Funding I 2002, L.P., as Secured Party. The Grantor is not aware of any judgment or tax lien filings against the Grantor.

          (f)    The Grantor has received all necessary consents and approvals required by the terms of the Head Lessee Collateral to pledge to the Secured Party its interest and rights in such Head Lessee Collateral hereunder.

          (g)  The Grantor has taken all steps necessary to cause the Securities Intermediary (in its capacity as securities intermediary) to identify in its records the Indenture Trustee as the Person having a security entitlement in each of the Lease Accounts.

          (h)  The Lease Accounts are not in the name of any Person other than the Indenture Trustee or the Securities Intermediary, as the case may be. The Grantor has not consented to the Securities Intermediary to comply with entitlement orders of any Person other than the Indenture Trustee.

        The representations and warranties set forth in this Section 4.21 shall survive until this Agreement is terminated in accordance with its terms. Breaches of the representations and warranties set forth in this Section 4.21 may not be waived by the Secured Party, except with the consent of the Control Party and each Rating Agency.

        4.22.    Ordinary Course.    The transactions contemplated by this Agreement and the other Related Documents are being consummated by the Grantor in furtherance of the Grantor's ordinary business purposes and constitute a practical and reasonable course of action by the Grantor designed to improve the financial position of the Grantor, with no contemplation of insolvency and with no intent to hinder, delay or defraud any of its present or future creditors.

        4.23.    Stamping and Storage of User Leases.    Within thirty (30) days of the Closing Date, the Grantor will cause the Manager to stamp each User Lease owned by the Grantor with the following legend:

    "Certain proceeds of this Lease are subject to a security interest in favor of Wells Fargo Bank Minnesota, National Association, as Indenture Trustee."

        In addition, such User Lease is stored at the Manager's offices in Houston, Texas in a locked, fireproof cabinet.

        4.24.    Identification Marks.    The Grantor has used or has caused the Manager to use its best efforts to keep and maintain or to cause to be kept and maintained, prominently displayed, a sticker with (i) in the case of Compressors owned by the Secured Party and leased to Head Lessee the phrase "Owned by BRL Universal Compression Funding I 2002, L.P. and subject to a security interest in favor of Wells Fargo Bank Minnesota, National Association, as Indenture Trustee" and (ii) in the case of Compressors owned by the Grantor and not leased from Head Lessor, "Owned by UCO Compression 2002 LLC and subject to a security interest in favor of Wells Fargo Bank Minnesota, National Association, as Indenture Trustee, as assignee of BRL Universal Compression Funding I 2002, L.P., as Secured Party" or in each case other appropriate words designated by the Secured Party, with appropriate changes thereof and additions thereto as from time to time may be required by law in order to protect the Secured Party's and the Indenture Trustee's interests in such Compressors.

        4.25.    Intellectual Property.    The Grantor has no Intellectual Property.

So long as the Head Lease shall be in full force and effect and until payment and performance in full of the Head Lessee Secured Obligations, the representations and warranties contained herein shall have a continuing effect as having been true when made.

        5.    Covenants.    The Grantor hereby covenants and agrees for the benefit of the Secured Party and each Entitled Party that from and after the date of this Agreement, until the Head Lessee Secured Obligations have been performed and paid in full, the Grantor shall observe each of the following covenants:

        5.1.    Payment of Head Lessee Secured Obligations; Payment of Taxes.

          (a)  The Grantor will duly and punctually pay the Head Lessee Secured Obligations in accordance with the terms of the Head Lease;

          (b)  The Grantor will take all actions as are necessary to insure that all taxes and governmental claims, if any, in respect of the Grantor's activities and assets (including the Head Lessee Collateral) are promptly paid; and

          (c)  The Grantor will not claim any credit on, make any deduction in respect of the Head Lessee Secured Obligations (other than amounts properly withheld from such payments under any Applicable Law) or assert any claim against the Secured Party by reason of the payment of any taxes levied or assessed upon any of the Head Lessee Collateral.

          5.2.    Preservation of Name; Maintenance of Office; Jurisdiction of Formation.    The name on the Grantor's certificate of formation and limited liability company agreement is "UCO Compression 2002 LLC." The chief executive office of the Grantor is located 4444 Brittmoore Road, Houston, Texas 77041. The Grantor shall not establish a new chief executive office or jurisdiction of organization outside the United States of America. The Grantor is formed under the laws of the State of Delaware and no other location. The Grantor shall not change its name, establish a new location for its chief executive office or its jurisdiction of organization unless (i) the Grantor shall provide the Secured Party not less than sixty (60) days' prior written notice of its intention so to do, clearly describing such new location or jurisdiction and providing such other information in connection therewith as the Secured Party may reasonably request, and (ii) not less than fifteen (15) days' prior to the effective date of such change or relocation, the Grantor shall have taken, at its own cost, all action necessary so that such change of location does not impair the security interest of the Secured Party in the Head Lessee Collateral, or the perfection of the sale or contribution of the Compressors to the Grantor or the Secured Party, and shall have delivered to the Secured Party copies of all filings required in connection therewith together with an Opinion of Counsel, satisfactory to the Secured Party, to the effect that such change of location or jurisdiction does not impair either the perfection or priority of the Secured Party's security interest in the Head Lessee Collateral.

          5.3.    Limited Liability Company Existence.    The Grantor will keep in full effect its existence, rights and franchises as a limited liability company organized under the laws of the State of Delaware, and will obtain and preserve its qualification in each jurisdiction in which such qualification is necessary to protect the validity and enforceability of this Agreement.

          5.4.    Compliance with Law.    The Grantor will comply, in all material respects, with all acts, rules, regulations, orders, decrees and directions of any Governmental Authority applicable to the Grantor or the Head Lessee Collateral or any part thereof; provided, however, that the Grantor may contest any act, regulation, order, decree or direction in any reasonable manner which shall not materially and adversely affect the rights and remedies of the Secured Party in the Head Lessee Collateral.

          5.5.    Protection of Head Lessee Collateral.    The Grantor will from time to time execute and deliver all amendments hereto and all such financing statements, continuation statements, instruments of further assurance and other instruments, documents or filings as required by Applicable Law, including, inter alia, any such filings in connection with Intellectual Property, and will, upon the reasonable request of the Secured Party, take such other action reasonably necessary or advisable to:

          (a)  grant more effectively the security interest in all or any portion of the Head Lessee Collateral;

          (b)  maintain or preserve the Lien of this Agreement (and the priority thereof) or carry out more effectively the purposes hereof;

          (c)  perfect, publish notice of, or protect the validity of the security interest in the Head Lessee Collateral created pursuant to this Agreement;

          (d)  enforce any of the items of the Head Lessee Collateral;

          (e)  preserve and defend its right, title and interest to the Head Lessee Collateral and the rights of the Secured Party in such Head Lessee Collateral against the claims of all Persons, including any claims that any Compressor is a fixture; or

          (f)    pay any and all taxes levied or assessed upon all or any part of the Head Lessee Collateral.

          5.6.    Defend Title to Head Lessee Collateral.    The Grantor shall defend the right, title, and interest of the Secured Party in, to, and under the Head Lessee Collateral, against all claims of third parties claiming through or under the Grantor.

          5.7.    Enforce User Lease Rights.    Except as otherwise expressly permitted by the terms of the Related Documents, the Grantor will promptly enforce all of its rights under, and with respect to, the User Leases and the Head Lessee Collateral.

          5.8.    Negative Covenants Regarding Head Lessee Collateral (including Related Documents).    The Grantor will not, without the prior written consent of the Secured Party and the Control Party:

          (a)  (i) except as otherwise permitted by this Agreement, Section 5.5(b) of the Management Agreement or the other Related Documents, take, or fail to take, any action, and will use its reasonable efforts not to permit any action to be taken by others, which would release any Person from any of such Person's covenants or obligations under any agreement or instrument included in the Head Lessee Collateral, or which would result in the amendment, hypothecation, subordination, termination or discharge of, or impair the validity or effectiveness of, any such agreement or instrument; or

    (i)
    amend, modify or terminate this Agreement, the Head Lease, the Contribution Agreement, the Sale Agreement, the Intercreditor Agreement, the Management Agreement or any other Related Document, or grant any waiver or consent from compliance with the express terms of any of the foregoing.

          (b)  at any time sell, transfer, exchange, lease or otherwise dispose of any of the Head Lessee Collateral, or consent to the sale, transfer, exchange or other disposition of any of the Head Lessee Collateral, except, in each case, as follows:

    (i)
    in connection with a sale pursuant to Sections 5.14 (relating to Consolidation, Merger and Sale of Assets) or 8.1 (relating to Sale of Head Lessee Collateral following a Head Lease Event of Default) hereof;

    (ii)
    substitutions of Head Lessor Compressors in accordance with Section 21(b) of the Head Lease;

    (iii)
    sales of Head Lessor Compressors to the Head Lessee or its designee in accordance with Sections 13.2, 21(a) and/or 23 of the Head Lease;

    (iv)
    sales, transfers and other dispositions of Head Lessee Compressors for Net Sales Proceeds payable in cash to the Head Lessee of not less than an amount equal to the sum of (A) the sum of the then current Depreciated Value(s) of such Head Lessee Compressor(s) and (B) any unpaid termination payments resulting from any Issuer Swap Default and other costs associated with the partial termination of the related Interest Rate Swap Agreements in connection with the prepayment of the Notes or Certificates; provided, that, so long as (x) a Trigger Event is not then continuing or would result from such sale of Owner Compressors, (y) the Weighted Average Age of the Owner Compressors, after giving effect to such disposition, is equal to or greater than the length of the period from the date of such sale through the 21st anniversary of the Closing Date and (z) the sale does not increase any Excluded Depreciated Value then in existence immediately prior to such sale, transfer or other disposition;

    (v)
    in connection with (x) subleases of Head Lessor Compressors meeting the requirements set forth in Section 11 of the Head Lease and (y) leases of Head Lessee Compressors pursuant to User Leases; and

    (vi)
    substitutions of Head Lessee Compressors in accordance with Section 3.04 of the Contribution Agreement.

          (c)  (i) permit the validity or effectiveness of this Agreement to be impaired, or (ii) permit the Lien of this Agreement with respect to the Head Lessee Collateral to be subordinated, terminated or discharged, except as permitted in accordance with Section 2(e) hereof, or (iii) permit any Person to be released from any covenants or obligations with respect to such Head Lessee Collateral, except as may be expressly permitted by the Management Agreement.

          (d)  at any time grant or suffer to exist any Lien on, or security interest in, any Head Lessee Collateral (or permit any such Lien or security interest to exist), except for Permitted Encumbrances.

          5.9.    Non-Consolidation of the Grantor.    (a) The Grantor shall be operated in such a manner that it shall not be substantively consolidated with the trust estate of any other Person in the event of the bankruptcy or insolvency of the Grantor or such other person. Without limiting the foregoing the Grantor shall (1) conduct its business in its own name, (2) maintain its books, records and cash management accounts separate from those of any other person, (3) maintain its bank accounts separate from those of any other person, (4) maintain separate financial statements, showing its assets and liabilities separate and apart from those of any other person, (5) pay its own liabilities and expenses only out of its own funds, (6) enter into a transaction with an Affiliate only if such transaction is commercially reasonable and on the same terms as would be available in an arm's length transaction with a person or entity that is not an Affiliate, (7) allocate fairly and reasonably any overhead expenses that are shared with an Affiliate, (8) hold itself out as a separate entity, (9) maintain adequate capital in light of its contemplated business operations and (10) observe all other appropriate limited liability company and other organizational formalities, including, inter alia, remaining in good standing and qualified as a foreign limited liability company in each jurisdiction and obtaining all necessary licenses and approvals as required under Applicable Law.

          (b)  Notwithstanding any provision of law which otherwise empowers the Grantor, the Grantor shall not (1) hold itself out as being liable for the debts of any other person, (2) act other than in its limited liability company name and through its managing member or its duly authorized managers, officers or agents, (3) engage in any joint activity or transaction of any kind with or for the benefit of any Affiliate including any loan to or from or guarantee of the indebtedness of any Affiliate, except payment of lawful distributions to its members, (4) commingle its funds or other assets with those of any other person, (5) create, incur, assume, guarantee or in any manner become liable in respect of any indebtedness (except pursuant to this Agreement) other than trade payables and expense accruals incurred in the ordinary course of its business or (6) take any other action that would be inconsistent with maintaining the separate legal identity of the Grantor.

          5.10.    No Bankruptcy Petition.    The Grantor shall not (1) commence any Insolvency Proceeding seeking to have an order for relief entered with respect to it, or seeking reorganization, arrangement, adjustment, wind-up, liquidation, dissolution, composition or other relief with respect to it or its debts, (2) seek appointment of a receiver, trustee, custodian or other similar official for it or any part of its assets, (3) make a general assignment for the benefit of creditors, or (4) take any action in furtherance of, or consenting or acquiescing in, any of the foregoing.

          5.11.    Liens; Fixtures.    The Grantor shall not permit (i) any Lien (except any Permitted Encumbrance) to be created on or extend to or otherwise arise upon or burden the Head Lessee Collateral or any part thereof or any interest therein or the Proceeds thereof, (ii) the Lien of this Agreement not to constitute a valid first priority perfected security interest in the Head Lessee Collateral or (iii) any Compressor to be considered a fixture under applicable local law.

          5.12.    Other Debt.    The Grantor shall not contract for, create, incur, assume or suffer to exist any Indebtedness other than (i) obligations under the Head Lease, (ii) any Management Fees and all other amounts payable pursuant to the provisions of the Management Agreement and (iii) trade payables and expense accruals incurred in the ordinary course and which are incidental to the purposes permitted pursuant to the Grantor's Organizational Documents.

          5.13.    Guarantees, Loans, Advances and Other Liabilities.    The Grantor will not make any loan, advance or credit to, or guarantee (directly or indirectly or by an instrument having the effect of assuring another's payment or performance on any obligation or capability of so doing, or otherwise), endorse (except for the endorsement of checks for collection or deposit) or otherwise become contingently liable, directly or indirectly, in connection with or for the obligations, stock or dividends of, or own, purchase, repurchase or acquire (or agree contingently to do so) any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any other Person.

          5.14.    Consolidation, Merger and Sale of Assets.     a) The Grantor shall not consolidate with or merge with or into any other Person or sell, convey, transfer or lease all or substantially all of its assets, whether in a single transaction or a series of transactions, to any Person substantially all of its assets, except for (i) any such sale, conveyance or transfer contemplated in this Agreement, (ii) any lease of Compressors to Users in accordance with the terms of the Head Lease and (iii) the sale of Compressors to the Head Lessor pursuant to the Sale Agreement.

          (b)  The obligations of the Grantor hereunder shall not be assignable nor shall any Person succeed to the obligations of the Grantor hereunder except in each case in accordance with the provisions of this Agreement.

          (c)  The Grantor shall give prior written notice to the Secured Party of any action pursuant to this Section 5.14.

          5.15.    Other Agreements.    The Grantor will not after the date hereof enter into, or become a party to, any agreements or instruments other than this Agreement, the Sale Agreement, the Head Lease, the Management Agreement, the Back-up Management Agreement, the Intercreditor Agreement and the other Related Documents and the other agreement(s) expressly contemplated thereby (it being understood that the Grantor may enter into (i) any agreement(s) for disposition of the Head Lessee Collateral permitted by Sections 5.8, 5.14 or 8.1, hereof and (ii) any agreement(s) for the sale or re-lease of an Owner Compressor made in accordance with the provisions of the Head Lease or the Management Agreement).

          5.16.    Organizational Documents.    The Grantor will not amend or modify its Organizational Documents without the prior written consent of the Secured Party.

          5.17.    Capital Expenditures.    The Grantor will not make any expenditure (by long-term or operating lease or otherwise) for capital assets (both realty and personalty), except for (a) acquisitions of additional Compressors (i) from the Contributor pursuant to Section 3.04 of the Contribution Agreement, (ii) from the Head Lessor pursuant to Section 13.2, 21 or 23 of the Head Lease or (iii) in connection with any Overcollateralization Event or Net Revenue Event and (b) overhaul expenses or capital improvements to the Compressors made in the ordinary course of its business and in accordance with the terms of the Management Agreement.

          5.18.    Permitted Activities; Compliance with Organizational Documents.    The Grantor will not engage in any activity or enter into any transaction except as permitted under its Organizational Documents as in effect on the date on which this Agreement is executed. The Grantor will observe all limited liability company, organizational and managerial procedures required by its Organizational Documents and the limited liability company laws of the State of Delaware.

          5.19.    Investment Company Act.    The Grantor will conduct its operations, and will cause the Manager to conduct the Grantor's operations, in a manner which will not subject it to registration as an "investment company' under the Investment Company Act of 1940, as amended.

          5.20.    Payments of Head Lessee Collateral.    If the Grantor shall receive from any Person payments with respect to the Head Lessee Collateral (to the extent such Head Lessee Collateral has not been released from the Lien of this Agreement in accordance with Section 2(e) hereof), the Grantor shall receive such payment in trust for the Secured Party, as secured party hereunder, and subject to the Secured Party's security interest and shall immediately deposit such payment in the Head Lessee Collection Account; provided, that this provision shall not apply to payments distributed to the Grantor under Section 7.2, 7.3 or 7.4.

          5.21.    Notices.    The Grantor shall notify the Indenture Trustee and the Control Party in writing of any of the following immediately upon learning of the occurrence thereof, describing the same and, if applicable, the steps being taken by the Person(s) affected with respect thereto:

          (a)    Default.    The occurrence of an Event of Default;

          (b)    Litigation.    The institution of any litigation, arbitration proceeding or Proceeding before any Governmental Authority which, if adversely resolved, would result in a Material Adverse Change;

          (c)    Material Adverse Change.    The occurrence of a Material Adverse Change with respect to the Grantor;

          (d)    Liens.    The existence of any Lien on the Head Lessee Collateral other than Permitted Encumbrances.

          (e)    Other Events.    The occurrence of a Trigger Event.

          5.22.    Books and Records.    The Grantor shall, and shall cause the Manager to, maintain complete and accurate books and records in which full and correct entries in conformity with GAAP shall be made of all dealings and transactions in relation to its business and activities. The Grantor shall report, or cause to be reported, on its financial records the transfer of the Sold Assets as a sale under GAAP. The Grantor will ensure that no financial statement, nor any consolidated financial statements of the Grantor, suggests that the assets of the Grantor are available to pay the debts of either the Contributor or the Manager. The Grantor shall (i) keep complete minutes of the meetings and other proceedings of the Grantor, (ii) continuously maintain the resolutions, agreements and other instruments underlying the sale and transfer of the Sold Assets as official records of the Grantor.

          5.23.    Taxes.    The Grantor shall, or shall cause the Manager to, pay when due, all of its taxes, unless, and only to the extent that, the Grantor is contesting such taxes in good faith and by appropriate proceedings and the Grantor has set aside on its books such reserves or other appropriate provisions therefor as may be required by GAAP.

        The Grantor shall remit (or cause to be remitted) to each Governmental Authority, all Excluded Payments actually by, or on behalf of, the Grantor and shall promptly remit to the Secured Party evidence that all such payments have been made.

          5.24.    Subsidiaries.    The Grantor shall not create any Subsidiaries.

          5.25.    Investments.    The Grantor shall not make or permit to exist any Investment in any Person except for Investments in Eligible Investments made in accordance with the terms of this Agreement.

          5.26.    Intentionally Omitted.

          5.27.    Financial Statements.    The Grantor shall prepare and deliver to the Indenture Trustee, with sufficient copies for the Secured Party, each Interest Rate Hedge Provider, each Series Enhancer, each Rating Agency and the Deal Agent, or shall cause the Manager to prepare and deliver pursuant to the Management Agreement, (i) quarterly financial statements of the Grantor within sixty (60) days of the end of each fiscal quarter and (ii) annual financial statements of the Grantor and Manager, audited by its regular Independent Accountants, within one hundred twenty (120) days of the end of each fiscal year. All financial statements shall be prepared in accordance with GAAP. Delivery of such reports, information and documents to the Secured Party is for informational purposes only and the Secured Party's receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Grantor's compliance with any of its covenants hereunder (as to which the Secured Party is entitled to rely exclusively on Officer's Certificates).

          5.28.    Independent Directors of Universal Compression Member 2002 Corp.    Universal Compression Member 2002 Corp. shall at all times be a corporation with two or more Independent Directors.

          5.29.    Separate Identity.    The Grantor makes herein by this reference each of the representations and warranties made by it to Gardere Wynne Sewell, LLP in support of their opinions respecting the consolidation of the Grantor and certain other parties issued and delivered in connection with the grant of the security interest or Lien herein, as if specifically made herein and agrees to comply with each of the factual assumptions contained in such opinions.

          5.30.    Annual Perfection Opinion.    Within 90 days after each anniversary of the date hereof, beginning with the calendar year 2004, the Grantor shall furnish to the Indenture Trustee, the Deal Agent, the Control Party, and Secured Party an Opinion of Counsel either stating that, in the opinion of such counsel, such action has been taken with respect to the recording, filing, re-recording and refiling of this Agreement and any other requisite documents, and with respect to the execution and filing of any financing statements and continuation statements, as are necessary to maintain the Lien created by this Agreement and reciting the details of such action or stating that, in the opinion of such counsel, no such action is necessary to maintain such Lien.

          5.31.    Identification Marks.    Grantor shall use its best efforts to keep and maintain or cause to be kept and maintained, prominently displayed on each Compressor, a sticker with the phrase "Owned by either (i) BRL Universal Compression Funding I 2002, L.P. or (ii) UCO Compression 2002 LLC, as the case may be, and subject to a security interest in favor of Wells Fargo Bank Minnesota, National Association, as Indenture Trustee, as assignee of BRL Universal Compression Funding I 2002, L.P., as Secured Party" or other appropriate words designated by the Indenture Trustee or the Secured Party, with appropriate changes thereof and additions thereto as from time to time may be required by law in order to protect the Secured Party's interests in such Compressors. Grantor shall not allow the name of any Person to be placed upon any Compressor as a designation that might be interpreted as indicating a claim of ownership thereto or a security interest therein by any Person other than the Secured Party or the Grantor.

          5.32.    Inspection.    The Secured Party and the Control Party (and their agents), have the right to inspect the Owner Compressors, the receivables aging system and all books, records, reports, User Leases, insurance policies, and other documents relating to the Owner Compressors (including those involving any refinancing of the Series Enhancer), all in the format which the Manager uses for the UCI Compressors. Such inspections shall be conducted upon reasonable request and notice to the Manager and shall (a) be conducted during normal business hours, (b) be subject to the Manger's customary security procedures and the execution of reasonable and customary confidentiality agreements and (c) not unreasonably disrupt the Manager's business. The

  Secured Party and the Control Party acknowledges that the Manger for purposes of any such inspection shall grant the Secured Party and Control Party and their agents access to the Manger's computer systems (including the receivables aging system) and data relating solely to the Owner Compressors contained therein. The Secured Party and the Control Party (and their agents) have the right to (i) one such inspection per calendar year (and an additional inspection by the Series Enhancer in connection with any refinancing involving the Series Enhancer), at the cost and expense (including the legal and accounting fees incurred by the Secured Party and the Control Party) of the Manager and (ii) one additional inspection at their own cost and expense, unless a Trigger Event shall have occurred and be continuing, in which case, the Secured Party and the Control Party (and their agents) shall have the right to such inspection any number of times and each time the costs and expenses shall be borne by the Manger. The Secured Party and the Control Party and the Owners (and their agents) shall also have the right to inspect the receivables aging system within ninety (90) days of the Closing Date, at the cost and expense of the Manager.

          5.33.    Storage of Lease Files.    The Grantor shall at all times cause the Manager to maintain at its Houston, Texas office, all Lease Files in a locked, fire-proof cabinet. All User Leases shall be stamped with the following legend:

    "Certain proceeds of this Lease are subject to a security interest in favor of Wells Fargo Bank Minnesota, National Association, as Indenture Trustee."

          5.34.    Intellectual Property Filings.    The Grantor shall make all filings necessary or desirable to ensure that the Secured Party has a validly perfected first priority security interest in any and all Intellectual Property, if any.

          6.    Secured Party's Appointment as Attorney-in-Fact.

          (a)  Grantor hereby irrevocably constitutes and appoints Secured Party, such appointment being coupled with an interest, and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of Grantor and in the name of Grantor or in its own name, from time to time at Secured Party's discretion, for the purpose of carrying out the terms and purposes of this Agreement, to take any and all appropriate action and to execute and deliver any and all documents and instruments which the Secured Party deems necessary or desirable to accomplish the purposes of this Agreement and, without limiting the generality of the foregoing, hereby gives Secured Party the power and right, on behalf of Grantor, without notice to or assent by Grantor, to do the following:

    (i)
    to ask, demand, collect, recover, compound, sue for, receive and give acquittances and receipts for any and all monies due or to become due under the Head Lessee Collateral and, in the name of Grantor, in its own name or otherwise, to take possession of, endorse, receive and collect any checks, drafts, note, acceptances or other Instruments for the payment of monies due under the Head Lessee Collateral and to file any claim or to take or commence any other action or Proceeding in any court of law or equity or otherwise deemed appropriate by Secured Party for the purpose of collecting any and all such monies due under or with respect to the Head Lessee Collateral whenever payable;

    (ii)
    to pay or discharge any Liens, including, without limitation, any tax lien, levied or placed on or threatened against the Head Lessee Collateral, to effect any repairs or any insurance called for by the terms of this Agreement and to pay all or any part of the premiums therefor and the costs thereof; and

    (iii)
    to (1) direct any Person liable for any payment under or in respect of any of the Head Lessee Collateral (including, without limitation, any User Leases) to make payment of any and all monies due or to become due thereunder directly to Secured Party or as Secured Party shall direct, (2) receive payment of any and all monies, claims and other amounts due or to become due at any time arising out of or in respect of the Head Lessee Collateral, (3) sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against Grantor, assignments, verifications and notices in connection with Accounts and other Instruments and Documents constituting or relating to the Head Lessee Collateral, (4) commence and prosecute any suits, actions or Proceedings at law or in equity in any court of competent jurisdiction to collect the Head Lessee Collateral or any part thereof and to enforce any other right in respect of the Head Lessee Collateral, (5) defend any suit, action or proceeding brought against Grantor with respect to the Head Lessee Collateral, (6) settle, compromise or adjust any suit, action or proceeding described above and, in connection therewith, give such discharges or releases as Secured Party may deem appropriate, (7) obtain or adjust insurance required to be maintained by the Grantor pursuant to any Related Document upon the failure by Grantor to maintain such insurance, (8) prepare and file any UCC financing statements in the name of the Grantor as debtor, (9) to the extent that there is any Intellectual Property, prepare, sign and file for recordation in any intellectual property registry appropriate evidence of the security interest and Lien granted herein in the Intellectual Property in the name of Grantor as assignor, (10) pay or discharge taxes or Liens levied or placed upon or threatened against the Head Lessee Collateral, (11) sell, transfer, pledge, make any agreement with respect to or otherwise deal with any of the Head Lessee Collateral as fully and completely as though Secured Party were the absolute owner thereof for all purposes, and (12) to do, at Secured Party's option and Grantor's expense, at any time, or from time to time, all acts and things which Secured Party may reasonably deem necessary to protect, preserve or realize upon the Head Lessee Collateral and Secured Party's Lien therein in order to effect the intent of this Agreement, all as fully and effectively as Grantor might do.

          (b)  Secured Party agrees that, except upon the occurrence of a Head Lease Event of Default, it shall not exercise the power of attorney or any rights granted to Secured Party pursuant to this Section 6 other than those contained in clauses (8), (9) and (12) of Section 6(a)(iii). Grantor hereby ratifies, to the extent permitted by law, all that said attorney shall lawfully do or cause to be done by virtue hereof. The power of attorney granted pursuant to this Section 6 is a power coupled with an interest and shall be irrevocable until the Head Lessee Secured Obligations are paid and performed in full.

          (c)  The powers conferred on Secured Party hereunder are solely to protect Secured Party's interests in the Head Lessee Collateral and shall not impose any duty upon it to exercise any such powers. Secured Party shall be accountable only for amounts that it actually receives as a result of the exercise of such powers and neither it nor any of its officers, directors, employees, agents or representatives shall be responsible to Grantor for any act or failure to act, except for its own gross negligence or willful misconduct.

          (d)  Grantor also authorizes Secured Party, at any time and from time to time upon the occurrence of any Head Lease Event of Default, to (i) communicate in its own name with any party to any Contract with regard to the assignment of the right, title and interest of Grantor in and under the Contracts hereunder and other matters relating thereto and (ii) execute, in connection with the sale of Head Lessee Collateral provided for in Section 8 hereof, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Head Lessee Collateral.

          (e)  If Grantor fails to perform or comply with any of its agreements contained herein and Secured Party shall perform or comply, or otherwise cause performance or compliance, with such agreement, the reasonable expenses, including attorneys' fees, of Secured Party, Indenture Trustee or other Entitled Party incurred in connection with such performance or compliance together with interest thereon at the Average Hedged Rate shall be payable by Grantor to Secured Party on demand and shall constitute Head Lessee Secured Obligations secured hereby.

        7.    Head Lessee Collection Account, Collateral Account, Rent Reserve Account and Letter of Credit.

          7.1.    Establishment of Accounts.

          (a)  On or before the Effective Date, the Indenture Trustee (as assignee of the Secured Party's rights hereunder) shall establish in the name of the Indenture Trustee, for the benefit of the Noteholders and the other Entitled Parties specified in the Indenture, each of the Head Lessee Collection Account, the Collateral Account and the Rent Reserve Account (all of the foregoing collectively, the "Lease Accounts"). Each of the Lease Accounts shall be established and maintained as (i) an Eligible Account, (ii) in the name of the Indenture Trustee, and (iii) subject to a Control Agreement substantially in the form of Exhibit C to the Indenture. Neither Grantor nor Secured Party shall establish any additional Lease Accounts without the prior written consent of the Indenture Trustee and the Series Enhancer. Subject to the further provisions of this Section 7.1, the Indenture Trustee shall upon receipt in immediately available funds, deposit into such Lease Accounts all amounts received by it which are required to be deposited therein in accordance with the provisions of this Agreement and the Indenture. All such amounts and all investments made with such amounts, including all income and other gain from such investments, shall be held by the Indenture Trustee in such Lease Accounts as part of the Head Lessee Collateral as herein provided, subject to withdrawal by the Indenture Trustee in accordance with, and for the purposes specified in this Agreement and the Indenture.

          (b)  The Indenture Trustee shall hold in trust, but shall not be required to deposit in the Lease Accounts, any payment received by it until such time as the Indenture Trustee shall have identified to its reasonable satisfaction the nature of such payment and, on the basis thereof, the proper Lease Accounts into which such payment is to be deposited; provided, however, the Indenture Trustee shall engage in all reasonable efforts to expeditiously make such determinations; provided, further, that if such payment is not allocated within two (2) Business Days, such payment will be deemed Gross Compressor Lease Revenues and deposited into the Head Lessee Collection Account. The Indenture Trustee may establish in writing from time to time such deadline or deadlines as it shall determine are reasonable or necessary in the administration of the Head Lessee Collateral after which all amounts received or collected by the Indenture Trustee on any day shall not be deemed to have been received or collected until the next succeeding Business Day; provided, however, that such deadline shall not be prior to 1:00 p.m. New York time.

          (c)  Neither the Secured Party nor the Indenture Trustee shall have any right of set-off with respect to the Lease Accounts or any investment therein, whether or not commingled.

          (d)  So long as no Head Lease Event of Default, Manager Default or Universal Event shall have occurred and be continuing, the funds on deposit in the Lease Accounts shall be invested and reinvested by the Indenture Trustee in one or more Eligible Investments which shall be specified by Grantor or by Manager; provided, however, in the event the Indenture Trustee shall receive orders from the Grantor and Manager directing the Indenture Trustee to take action with respect to a Lease Account, which in the Indenture Trustee's opinion conflict with each other or any provision of this Agreement, the Indenture Trustee shall give written notice thereof to the Grantor, the Manager and the Control Party and shall be entitled to refrain from acting hereunder and its sole obligation with respect to such action shall be to keep safe funds held in the Lease Accounts until receipt of a written order signed by both the Grantor, the Manager and the Control Party. Subject to the foregoing, and the restrictions on the maturity of investments set forth in Section 7.1(f) hereof, the Grantor or Manager may authorize the Indenture Trustee to make the specific Eligible Investments set forth therein, to make Eligible Investments from time to time consistent with the general instructions set forth therein, or to make specific Eligible Investments pursuant to instructions received in writing or by facsimile transmission. During the continuance of any Head Lease Event of Default, Manager Default or Universal Event, the funds on deposit in the Lease Accounts shall be invested and reinvested by the Indenture Trustee in one or more Eligible Investments in accordance with Section 303 of the Indenture.

          (e)  In the event that either the Grantor or the Manager, as applicable, shall have failed to give investment directions to the Indenture Trustee by 12:00 p.m. New York time on any Business Day on which there may be uninvested cash, the Indenture Trustee shall invest and reinvest the funds then in the Lease Accounts to the fullest extent practicable in its sole discretion in those obligations or securities described in clause (iv) of the definition of Eligible Investments. All investments made by the Indenture Trustee shall mature no later than the maturity date therefor permitted by Section 7.1(f) hereof.

          (f)    No investment of any amount held in the Head Lessee Collection Account and the Rent Reserve Account shall mature later than the Business Day prior to the next succeeding Rent Payment Date. No Investment of any amount held in the Collateral Account shall mature no later than the Business Day prior to the Termination Date. All income or other gains from the investment of moneys deposited in the Lease Accounts shall be deposited by the Indenture Trustee in such Lease Account immediately upon receipt thereof.

          (g)  Any investment of any funds in the Lease Accounts and any sale of any investment held in such accounts, shall be made under the following terms and conditions:

    (i)
    each such investment shall be made in the name of the Indenture Trustee (in its capacity as such) or in the name of a nominee of the Indenture Trustee;

    (ii)
    the investment earnings of any investment shall be credited to the account for which such investment was made;

    (iii)
    any certificate or other instrument evidencing such investment shall be delivered directly to the Indenture Trustee or its agent and the Indenture Trustee shall have sole possession of such instrument, and all income on such instrument, and all income on such investment; and

    (iv)
    the proceeds of any sale of an investment shall be remitted by the purchaser thereof directly to the Indenture Trustee for deposit in the account in which such investment was held.

          (h)  The Indenture Trustee shall not in any way be held liable by reason of any insufficiency in the Lease Accounts resulting from losses on investments made in accordance with the provisions of this Section 7.1, except to the extent that the institution then serving as Indenture Trustee is the obligor on such Eligible Investment. The Indenture Trustee shall not be liable for any investment made by it in accordance with this Section 7.1 on the grounds that it could have made a more favorable investment.

          7.2.    Head Lessee Collection Account.

          (a)    Deposits to Head Lessee Collection Account.    The Grantor shall cause the Lockbox Bank to deposit into the Head Lessee Collection Account promptly, but in any event no later than the Business Day after the allocation of such amounts in accordance with Section 7(a), 7(c) or 8(a) of the Intercreditor Agreement, all Gross Compressor Lease Revenues and other amounts allocable to the "Securitization Collateral" (as defined in the Intercreditor Agreement) received in the Lockbox Account, together with all amounts distributable from the Lockbox Account in respect of Securitization Collateral in accordance with the provisions of the Intercreditor Agreement. In addition, the Grantor shall cause all (v) amounts on deposit from time to time in the ABS Lockbox Account, (w) Net Sales Proceeds, (x) Casualty Proceeds, (y) payments or Proceeds in respect of Liability Insurance policies required to be maintained pursuant to Section 5.7 of the Management Agreement and (z) payments made by the Contributor in connection with repurchases of Compressors pursuant to the Contribution Agreement, to be deposited into the Head Lessee Collection Account. In furtherance of the foregoing, to the extent that the Secured Party receives directly any Casualty Proceeds or payment or Proceeds in respect of Liability Insurance policies required to be maintained pursuant to Section 5.7 of the Management Agreement, the Secured Party will deposit, or will cause such amounts to be deposited, into the Head Lessee Collection Account.

          (b)    Interim Distributions.    The Head Lessor shall, and hereby does, direct and authorize the Indenture Trustee, upon the Indenture Trustee's receipt of any written request from the Manager pursuant to Section 7.3 of the Management Agreement, to distribute to the Manager from the Head Lessee Collection Account (x) an estimate of the Operations Fee and S&A Fee expected to be paid on the immediately succeeding Rent Payment Date and (y) so long as (1) the amount on deposit in the Rent Reserve Account is equal to or greater than the Rent Reserve Amount, (2) the Scheduled Deposit for the immediately preceding Collection Period has been made in full and (3) there are sufficient funds in the Head Lessee Collection Account so that, on the immediately succeeding Rent Payment Date, the Letter of Credit Fees will be paid in full in accordance with Section 7.2(c), the Overhaul Fee expected to be paid on the immediately succeeding Rent Payment Date; provided, however, that notwithstanding any right of the Manager pursuant hereto or pursuant to the Management Agreement to request such distributions with respect to the Operations Fee, S&A Fee and Overhaul Fee, such distributions shall be made only so long as (i) no Head Lease Event of Default or Manager Default shall have occurred and be continuing, and (ii) unless the Indenture Trustee (as directed by the Control Party) shall have consented to such interim distribution(s), the Management Termination Date shall not have occurred. Such estimate shall be based on the actual accrued Operations Fee, S&A Fee and Overhaul Fee incurred. Any excess or deficiency in such estimate shall be adjusted on the immediately succeeding Rent Payment Date. So long as no Head Lease Event of Default shall have occurred and be continuing, on each Business Day, at the request of the Manager, the Head Lessor shall, and hereby does, direct and authorize the Indenture Trustee, upon the Indenture Trustee's receipt of any such written request from Manager, to distribute to the Manager from the Head Lessee Collection Account an amount equal to the sum of (x) all Excluded Payments and (y) so long as the Scheduled Deposit for the immediately preceding Collection Period has been made in full, all Ineligible Collections then on deposit in the Head Lessee Collection Account, with such distribution to be made on the same day such request of the Manager is received, unless such request is received after 10:00 a.m. New York City time, in which case such amount shall be distributed on the immediately succeeding Business Day. The Indenture Trustee is under no obligation to verify that the conditions to any interim distributions set forth in this Section 7.2(b) have been satisfied before making such distributions.

          (c)    Disbursements from Head Lessee Collection Account on Rent Payment Dates and after Head Lease Event of Default.

        On (x) each Rent Payment Date and (y) after the occurrence of a Head Lease Event of Default, each additional Business Day on which the Control Party (in its sole discretion) directs the Head Lessor to make such distributions, the Head Lessor will direct the Indenture Trustee (in accordance with the Manager Report) to distribute (or cause to be distributed) by wire transfer of immediately available funds all Available Head Lessee Collections then on deposit in the Head Lessee Collection Account to the following Persons and in the following order of priority:

    (1)
    first, to the Manager or Back-Up Manager for payment to the relevant taxing authority any Excluded Amounts; second, to the Manager, reimbursement for Manager Advances;

    (2)
    to the Manager, any S&A Fee and Operations Fee then due and payable (increased or decreased to reflect any shortage or excess in the estimates of such amounts withheld by Manager pursuant to Section 7.2(b) during the immediately preceding Collection Period);

    (3)
    first, to the Back-up Manager, the Back-up Manager Fee, to the extent not paid by the Manager; second, to the extent the Back-up Manager Fee shall have been paid by the Manager, to the Manager an amount equal to such payment made by it;

    (4)
    to Universal, or, if Universal is not the Manager, to the Head Lessor for deposit into the Trust Account or to the Person to whom such amounts are payable, an amount equal to any premiums then due (or previously paid by Universal, the Head Lessor or the Control Party) in respect of Property Insurance and Liability Insurance, to the extent not paid by Universal;

    (5)
    to the Letter of Credit Bank, the Letter of Credit Fees than due and payable;

    (6)
    to the Head Lessor for deposit into the Trust Account, the Monthly Lease Payment (exclusive of any Additional Payment) then due and payable;

    (7)
    to the Rent Reserve Account until the amount on deposit therein equals the Rent Reserve Amount;

    (8)
    to the Letter of Credit Bank, the amount of all "Claims" (as defined in the Reimbursement Agreement), if any, until such Claims have been reduced to zero;

    (9)
    to the Manager, the Overhaul Fee then due and payable (increased or decreased to reflect any shortage or excess in the estimate of such amount withheld by the Manager during the immediately preceding Collection Period);

    (10)
    (A) to the Manager, the charge for or costs associated with any Reimbursable Services then due and payable and (B) if Universal is not the Manager, to the Issuer or the Control Party, as applicable, or directly to the Person to whom any Management Related Expenses are payable, the amount of any Management Related Expenses paid or payable by the Issuer or the Control Party (or, in the case of payment directly to any Person to whom any Management Related Expenses are payable, the amount of Management Related Expenses due and owing to such person). If sufficient funds do not exist to pay all the amounts described in clauses (A) and (B) above in full, the remaining Available Head Lessee Collections shall be allocated among the Persons described in clauses (A) and (B) above in the same proportion as the ratio of (x) the amount owing to such Person bears to (y) the amount owing to all such Persons;

    (11)
    to the Head Lessor for deposit into the Trust Account, an amount equal to the amounts received by the Head Lessor in connection with the Head Lessee's purchase of Head Lessor Compressors pursuant to Section 13.2 and/or 21 of the Head Lease, provided that such amount does not exceed the Scheduled Deposit for such Rent Payment Date;

    (12)
    to the Head Lessor for deposit into the Trust Account, such amount of any Purchase Option Amount that the Head Lessee shall elect to pay or Maximum Lease Payment Adjustment (to the extent not disbursed from the Collateral Account);

    (13)
    to the Collateral Account, the Scheduled Deposit for such Rent Payment Date, if any, after taking account payments under (11) above;

    (14)
    to the Manager, any Excess Operation Expenses and any Excess S&A Expenses then due and payable;

    (15)
    to the Manager, any Incentive Management Fee then due and payable;

    (16)
    following a Trigger Event, to the Head Lessor for deposit into the Trust Account, all remaining Available Head Lessee Collections after application of items (1) through (15) above;

    (17)
    to the Head Lessor for deposit into the Trust Account, to the extent not previously paid by the Head Lessee to the Head Lessor for deposit into the Trust Account, any Supplemental Rent then due and payable (without duplication of any amount previously paid);

    (18)
    to the Head Lessor for deposit into the Trust Account, an amount equal to any remaining amounts (after application of item (11) above) received by the Head Lessor in connection with the Head Lessee's purchase of Head Lessor Compressors pursuant to Section 13.2 and/or 21 of the Head Lease;

    (19)
    to the Head Lessor for deposit into the Trust Account, any Additional Payment then due and payable (without duplication of any amount previously paid); and

    (20)
    to the Head Lessee any remaining amount.

          (d)    Final Release.    Following the payment in full of all Head Lessee Secured Obligations, any remaining amounts on deposit in the Head Lessee Collection Account shall be released to the Grantor.

          7.3.    Collateral Account.

          (a)    Deposits to the Collateral Account.    On each Rent Payment Date, the Grantor shall direct the Head Lessee to deposit an amount equal to the amount to be paid under Section 7.2(c)(13) above into the Collateral Account; provided, however, that the amounts on deposit in the Collateral Account shall not, at any time, exceed the Maximum Lease Payment Adjustment.

          (b)    Disbursements from the Collateral Account.    Amounts on deposit from time to time in the Collateral Account shall be distributed as follows:

    (i)
    on each Rent Payment Date on or prior to the Commitment Termination Date, any amounts on deposit in the Collateral Account shall be distributed to Head Lessor (for deposit into the Trust Account) in the amounts necessary to, and to be applied to, (w) cure any Overcollateralization Event, (x) cure any Net Revenue Event, (y) remedy any deficiency in the amount by which the Aggregate Outstanding Amounts exceeds the Asset Base and (z) to pay any unpaid termination payments resulting from any Issuer Swap Default and any other unpaid termination payments then due and payable pursuant to the terms of any Interest Rate Swap Agreement then in effect;

    (ii)
    on each Rent Payment Date after the Commitment Termination Date, amounts on deposit in the Collateral Account shall be distributed to the Head Lessor (for deposit into the Trust Account) in the amount necessary to, and such amount shall be applied to, pay any unpaid termination payments resulting from any Issuer Swap Default and any other unpaid termination payments then due and payable pursuant to the terms of any Interest Rate Swap Agreement then in effect;

    (iii)
    on the Termination Date, all amounts on deposit in the Collateral Account shall be distributed to the Head Lessor (for deposit into the Trust Account) (x) in payment of the Purchase Option Amount or (y) in payment of the Maximum Lease Payment Adjustment, as the case may be;

    (iv)
    after the occurrence and during the continuance of a Head Lease Event of Default, on each Business Day specified by the Control Party (in its sole discretion) to the Head Lessor, the amount specified by the Control Party (in its sole discretion) shall be distributed to the Head Lessor for deposit into the Trust Account; and

    (v)
    on any Business Day, to the Head Lessor (for deposit into the Trust Account) in the amount specified by the Head Lessee in connection with a purchase of Head Lessor Compressors under Section 21 of the Head Lease (provided that all amounts disbursed pursuant to this clause shall be deemed to have been paid to the Head Lessor by the Head Lessee).

          (c)    Final Distribution.    Following the payment in full of all Head Lessee Secured Obligations, any remaining amount on deposit in the Collateral Account shall be released to the Grantor.

          7.4.    Rent Reserve Account.

          (a)    Deposits to Rent Reserve Account.    On the Closing Date, Grantor shall deposit the Rent Reserve Amount in the Rent Reserve Account. On each Rent Payment Date following the Closing Date, amounts shall be deposited in the Rent Reserve Account in the amounts and at the times provided in Section 7.2(c) hereof.

          (b)    Disbursements from the Rent Reserve Account.    On each Rent Payment Date, the Indenture Trustee shall, in accordance with the Manager Report, withdraw from the Rent Reserve Account and deposit into the Head Lessee Collection Account an amount equal to the excess, if any, of (A) the sum of (i) the Permitted Payment Date Withdrawals and (ii) the Operations Fee, subject to the Maintenance Limit Amount over (B) amounts then on deposit in the Head Lessee Collection Account (determined after giving effect to all other deposits to the Head Lessee Collection Account (other than funds transferred from the Rent Reserve Account) on or prior to such Rent Payment Date) that pursuant to the priority of payments set forth in Section 7.2(c) hereof, are then available to pay the Monthly Lease Payment and the Operations Fee (subject to the Maintenance Limit Amount) and, if a Head Lease Event of Default has occurred and is then continuing, the Aggregate Outstanding Amounts and all amounts payable under any Interest Rate Swap Agreement. Amounts transferred to the Head Lessee Collection Account pursuant to the provisions of this Section 7.4(b) may only be used to pay Monthly Lease Payments at the times and in the amounts specified in the definition of "Permitted Payment Date Withdrawals", and, if a Head Lease Event of Default has occurred and is then continuing, in payment of such Aggregate Outstanding Amounts and all amounts payable under any Interest Rate Swap Agreement as the Requisite Global Majority and each Interest Rate Hedge Provider shall direct, but in accordance with the priorities set forth in Section 7.2(c).

          On each Rent Payment Date, the Indenture Trustee shall, in accordance with the Manager Report, deposit in the Head Lessee Collection Account the excess, if any, of (a) amounts then on deposit in the Rent Reserve Account (after giving effect to any withdrawals therefrom on such Rent Payment Date) over (b) the Rent Reserve Amount.

          (c)    Final Release.    Following the payment in full of all Head Lessee Secured Obligations, any remaining amount on deposit in the Rent Reserve Account shall be distributed to the Head Lessor for deposit into the Reserve Account in accordance with Section 314 of the Indenture.

          7.5.    Letters of Credit

          (a)  The Head Lessee shall provide on or before the Closing Date and maintain so long as any Head Lessee Secured Obligations remain Outstanding, one or more Eligible Letters of Credit, for the benefit of the Indenture Trustee (as assignee of the Head Lessor) on behalf of the Noteholders and the other Entitled Parties, in an aggregate amount available thereunder on any date not less than the amount applicable to such date on Schedule 10).

          (b)  If the amounts on deposit in the Rent Reserve Account on a Determination Date are less than the Aggregate Reserve Amount on such date, then the Indenture Trustee shall, in accordance with the Manager Report (or, if the Manager fails to deliver the Manager Report, pursuant to written instructions from the Control Party), submit to the Letter of Credit Bank a completed Drawing Certificate (as defined in the Letter of Credit) requesting a drawing under the Letter of Credit in an amount equal to the Available Drawing Amount (a "Letter of Credit Drawing"); provided, however, that in no event shall the amount of any Letter of Credit Drawing exceed the Available Drawing Amount under such Letter of Credit.

          (c)  The Indenture Trustee shall receive Letter-of-Credit Drawings as attorney-in-fact of each for the Entitled Parties and upon receipt thereof shall immediately deposit such Letter-of-Credit Drawings into the Rent Reserve Account and any such Letter-of-Credit Drawings shall be used only for the purpose for which it was drawn to fund the Rent Reserve Account, to make Monthly Lease Payments and to pay the Operations Fee. The making of a Letter-of-Credit Drawing does not relieve the Head Lessee of any obligation under the Head Lease or any other Related Documents.

          (d)  If at any time while the Head Lessee Secured Obligations remain unpaid the Letter of Credit Bank shall not be an Eligible Bank, the Head Lessee shall (unless the Control Party shall otherwise consent) within the time period required by Section 15 of the Reimbursement Agreement, replace the then existing Letter of Credit with a substitute Eligible Letter of Credit. If the Head Lessee shall fail to deliver a replacement Eligible Letter of Credit within the time period required under Section 15 of the Reimbursement Agreement, the Indenture Trustee shall submit to the Letter of Credit Bank a completed Drawing Certificate for the remaining Available Drawing Amount under such Letter of Credit. Any amounts received by the Indenture Trustee as a result of any such drawing shall be deposited into the Rent Reserve Account and disbursed in accordance with the provisions of Section 7.4 hereof. Upon receipt by the Indenture Trustee of a replacement Eligible Letter of Credit in accordance with the provisions of this Section 7.5(d), the Indenture Trustee shall surrender the original of the replaced Letter of Credit to the issuer thereof.

          7.6.    ABS Lockbox Account.    After the Management Replacement Date, the Grantor agrees to enter into any lockbox agreement and/or control agreement in connection with the ABS Lockbox Account as may be required by the Control Party.

        8.    Remedies.

          8.1.    Remedies on Default.    (a) If a Head Lease Event of Default shall have occurred, the Secured Party may (and shall, at the direction of the Control Party), in addition to any other rights and remedies it may have hereunder and under the Related Documents or in accordance with

  Applicable Law, take any one or more (separately, successively or simultaneously) of the following remedial steps:

    (1)
    The Secured Party may declare any or all of the Head Lessee Secured Obligations to be immediately due and payable without presentment, demand, protest, or notice of any kind, all of which are expressly waived, notwithstanding anything to the contrary contained in any instrument evidencing any of the Head Lessee Secured Obligations.

    (2)
    The Secured Party shall have the right, without notice to the Grantor, to enter upon and into the Grantor's premises or any property where any Head Lessee Collateral is located without liability for trespass and to remove all of the Head Lessee Collateral and all books, records, invoices and other documentation relating thereto. The Secured Party may require the Grantor, at Grantor's expense, to assemble or package the Head Lessee Collateral and make it available to the Secured Party at a place to be designated by the Secured Party reasonably convenient to the parties, and in such event the Grantor agrees to make available to the Secured Party all of the Grantor's facilities for the purposes of removing or taking possession of the Head Lessee Collateral or putting it in a saleable form. If the Head Lessee Collateral requires preparation, repair, maintenance or further work in order to be in a saleable form, the Secured Party shall have the right, but not the obligation, to complete the work for such purpose, and the cost of such preparation, repair, maintenance or further work shall be payable in accordance with Section 19 of the Head Lease. The completion of any such work shall not be a condition to the right of the Secured Party to sell or otherwise dispose of the Head Lessee Collateral in accordance with the terms hereof.

    (3)
    The Secured Party, at its sole option and discretion, may sell, assign, lease or otherwise dispose of the Head Lessee Collateral in whole or in part at public or private sale upon terms and conditions established by the Secured Party. Any notice required to be given in connection with such disposition shall be given in accordance with Section 11.2 hereof at least ten (10) days prior to the proposed sale or other disposition, which amount of time the parties hereto agree shall be reasonable. The Secured Party need not give such notice, however, with respect to Head Lessee Collateral which is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market. At any public sale or disposition of the Head Lessee Collateral, the Secured Party shall have the right to bid and become the purchaser, and to have at its discretion all or any part of the Head Lessee Secured Obligations credited against the purchase price bid by the Secured Party for the Head Lessee Collateral. The proceeds from any sale or disposition of the Head Lessee Collateral shall be applied first to all expenses (including, without limitation, reasonable attorneys' fees) of retaking, holding, storing, processing, preparing for sale, selling, collecting and liquidating the Head Lessee Collateral, and second to the satisfaction of the Head Lessee Secured Obligations (including, without limitation, all amounts due under the Indenture and the Partnership Agreement). In the event such remaining proceeds are insufficient to satisfy all of the Head Lessee Secured Obligations, the Secured Party shall have the right to determine the particular Head Lessee Secured Obligations against which the proceeds shall be applied, and the Grantor shall remain liable for and shall pay the Secured Party on demand the remaining deficiency at the lesser of (x) 18% per annum (computed on the basis of the actual number of days elapsed over a 360-day year) and (y) the highest rate permitted by Applicable Law. In the event any such remaining proceeds are sufficient to pay the Head Lessee Secured Obligations, any surplus shall be remitted to the Grantor.

    (4)
    The Secured Party may take any or all actions permitted under Section 3(c) hereof.

          (b)  To facilitate the exercise by the Secured Party of the rights and remedies set forth in this Section 8.1, the Grantor hereby constitutes the Secured Party or its agents, or any other person whom the Secured Party may designate, as attorney-in-fact for the Grantor, at the Grantor's own cost and expense, to exercise all or any of the following powers, which being coupled with an interest, shall be irrevocable, shall continue until all Head Lessee Secured Obligations have been paid in full and shall be in addition to any other rights and remedies that the Secured Party may have: (a) to remove from any premises where they may be located any and all documents, instruments, files and records relating to the Head Lessee Collateral and any receptacles and cabinets containing the same, and at the Grantor's cost and expense, to use such of the personnel, supplies and space of the Grantor at its place of business as may be necessary to properly administer and control the Head Lessee Collateral or the collections and realizations thereon; (b) to receive, open and dispose of all mail addressed to the Grantor and to notify postal authorities to change the address for delivery thereof to such address as that Secured Party may designate; (c) to take or bring, in the Secured Party's name or in the name of the Grantor, all steps, actions, suits or proceedings deemed by the Secured Party necessary or desirable to effect collection of or to realize upon the Head Lessee Collateral; and (d) to collect or withdraw all sums of money or other solvent credits the Grantor may have to its credit with any banking institution.

          8.2.    Waivers.    (a) THE GRANTOR ACKNOWLEDGES THAT THE TRANSACTION OF WHICH THIS AGREEMENT IS A PART IS A COMMERCIAL TRANSACTION, AND HEREBY VOLUNTARILY AND KNOWINGLY WAIVES ITS RIGHTS TO NOTICE AND HEARING AS ALLOWED UNDER NEW YORK LAW, OR OTHERWISE UNDER ANY STATE OR FEDERAL LAW WITH RESPECT TO ANY PREJUDGMENT REMEDY WHICH THE SECURED PARTY MAY DESIRE TO USE.

          (b)  The Secured Party shall not, under any circumstances or in any event whatsoever, have any liability for any error or omission or delay of any kind occurring in the liquidation of or realization upon any of the Head Lessee Collateral, including any instrument received in payment thereof, or any damage resulting therefrom. The Grantor shall indemnify and hold harmless the Secured Party, the Indenture Trustee and the Series Enhancer against any claim, loss or damage arising out of the liquidation of or realization upon any of the Head Lessee Collateral, including any instrument received in payment thereof.

          8.3.    Remedies Cumulative.    (a) No remedy conferred upon or reserved to the Secured Party hereunder is or shall be deemed to be exclusive of any other available remedy or remedies. Each such remedy shall be distinct, separate and cumulative, shall not be deemed to be inconsistent with or in exclusion of any other available remedy, may be exercised in the discretion of the Secured Party at any time, in any manner, and in any order, and shall be in addition to and separate and distinct from every other remedy given the Secured Party under the Related Documents, any other security interest given to the Secured Party by the Grantor or any other mortgage or security agreement securing the Head Lessee Collateral, or now or hereafter existing in favor of the Secured Party at law or in equity or by statute. Without limiting the generality of the foregoing, the Secured Party shall have the right to exercise any available remedy to recover any amount due and payable hereunder without regard to whether any other amount is due and payable, and without prejudice to the Secured Party to exercise any available remedy under the Related Document or otherwise, for other events of default existing at the time the earlier action was commenced.

          (b)  Any delay, omission or failure by the Secured Party to insist upon the strict performance by the Grantor of any of the covenants, conditions and agreements herein set forth or to exercise any right or remedy available to it upon the occurrence of a Head Lease Event of Default or otherwise, shall not impair any such right or remedy or be considered or taken as a waiver or relinquishment for the future right to insist upon and to enforce, by injunction or other appropriate legal or equitable remedy, strict compliance by the Grantor with all of the covenants, conditions and agreements herein, under the Related Document or otherwise, or of the right to exercise any such rights or remedies if such default by the Grantor be continued or repeated.

        9.    Limitation on Secured Party's Duty in Respect of Head Lessee Collateral.    Secured Party shall be deemed to have acted reasonably in the custody, preservation and disposition of any of the Head Lessee Collateral if it takes such action as Grantor requests in writing, but failure of Secured Party to comply with any such request shall not in itself be deemed a failure to act reasonably, and no failure of Secured Party to do any act not so requested shall be deemed a failure to act reasonably.

        10.    Reinstatement.    This Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against Grantor for liquidation or reorganization, should Grantor become insolvent or make an assignment for the benefit of creditors or should a receiver or Secured Party be appointed for all or any significant part of Grantor's property and assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Head Lessee Secured Obligations, or any part thereof, is, pursuant to Applicable Law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Head Lessee Secured Obligations, whether as an avoidable preference, "fraudulent conveyance," or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Head Lessee Secured Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

        11.    Miscellaneous.

          11.1.    Severability.    If any provision of this Agreement is held to be in conflict with any applicable statute or rule of law or is otherwise held to be unenforceable for any reason whatsoever, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions herein contained invalid, inoperative, or unenforceable to any extent whatsoever.

          The invalidity of any one or more phrases, sentences, clauses or Sections of this Agreement shall not affect the remaining portions of this Agreement, or any part thereof.

          11.2.    Notices.    All demands, notices and communications hereunder shall be in writing, personally delivered, or by facsimile (with subsequent telephone confirmation of receipt thereof), or sent by internationally recognized overnight courier service, (a) in the case of the Indenture Trustee, at the following address: MAC N9311-161 Sixth Street and Marquette Avenue, Minneapolis, Minnesota 55479, Attention: Corporate Trust Services-Asset-Backed Administration (b) in the case of the Grantor, at the following address: 4444 Brittmoore Road, Houston, Texas 77041, (c) in the case of the Secured Party, at the following address: 2911 Turtle Creek Blvd., Suite 1240, Dallas, Texas 75215, Attention: General Counsel and (d) in the case of each Rating Agency, at its address set forth in the related Supplement, (e) in the case of any Series Enhancer, at its address set forth in the related Enhancement Agreement, and (f) in the case of any Interest Rate Hedge Provider, at its address set forth in the related Interest Rate Swap Agreement or at other such address as shall be designated by such party in a written notice to the other parties. Notice shall be effective and deemed received (a) two days after being delivered to the courier service, if sent by courier, (b) upon receipt of confirmation of transmission, if sent by facsimile, or (c) when delivered, if delivered by hand.

          11.3.    Consent to Jurisdiction.    ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST THE GRANTOR ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR ANY TRANSACTION CONTEMPLATED HEREBY, MAY BE INSTITUTED IN ANY

  FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, STATE OF NEW YORK AND THE GRANTOR HEREBY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND, SOLELY FOR THE PURPOSES OF ENFORCING THIS AGREEMENT, THE GRANTOR HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY SUCH COURT IN ANY SUCH SUIT, ACTION OR PROCEEDING. THE GRANTOR HEREBY CONSENTS TO SERVICE OF PROCESS BY REGISTERED MAIL, FEDERAL EXPRESS OR SIMILAR COURIER SERVICE AT THE ADDRESS AT WHICH NOTICES ARE TO BE GIVEN, IT BEING AGREED THAT SERVICE IN SUCH MANNER SHALL CONSTITUTE VALID SERVICE UPON SUCH PARTY AND ITS SUCCESSORS AND ASSIGNS IN CONNECTION WITH ANY SUIT, ACTION OR PROCEEDING; PROVIDED, HOWEVER, THAT NOTHING IN THIS SECTION 11.3 SHALL AFFECT THE RIGHT OF ANY SUCH PARTY OR ITS SUCCESSORS AND ASSIGNS TO SERVICE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

          11.4.    Captions.    The captions or headings in this Agreement are for convenience only and in no way define, limit or describe the scope or intent of any provisions or sections of this Agreement.

          11.5.    Governing Law.    THIS AGREEMENT SHALL BE CONSTRUED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAWS BUT OTHERWISE WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW, THAT WOULD RESULT IN APPLICATION OF LAWS OTHER THAN NEW YORK, AND THE RIGHTS, OBLIGATIONS AND REMEDIES OF THE PARTIES HERETO SHALL BE DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

          11.6.    WAIVER OF JURY TRIAL.    EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, AS AGAINST THE OTHER PARTIES HERETO, ANY RIGHTS IT MAY HAVE TO A JURY TRIAL IN RESPECT OF ANY CIVIL ACTION OR PROCEEDING (WHETHER ARISING IN CONTRACT OR TORT OR OTHERWISE), INCLUDING ANY COUNTERCLAIM, ARISING UNDER OR RELATING TO THIS AGREEMENT OR ANY OTHER RELATED DOCUMENT, INCLUDING IN RESPECT OF THE NEGOTIATION, ADMINISTRATION OR ENFORCEMENT HEREOF OR THEREOF.

          11.7.    Waiver of Immunity.    To the extent that any party hereto or any of its property is or becomes entitled at any time to any immunity on the grounds of sovereignty or otherwise from any legal actions, suits or proceedings, from set-off or counterclaim, from the jurisdiction or judgment of any competent court, from service of process, from execution of a judgment, from attachment prior to judgment, from attachment in aid of execution, or from execution prior to judgment, or other legal process in any jurisdiction, such party, for itself and its successors and assigns and its property, does hereby irrevocably and unconditionally waive, and agrees not to plead or claim, any such immunity with respect to its obligations, liabilities or any other matter under or arising out of or in connection with this Agreement, the other Related Documents or the subject matter hereof or thereof, subject, in each case, to the provisions of the Related Documents and mandatory requirements of Applicable Law.

          11.8.    Statutory References.    References in this Agreement to any section of the Uniform Commercial Code or the UCC shall mean, on or after the effective date of adoption of any revision to the Uniform Commercial Code or the UCC in the applicable jurisdiction, such revised or successor section thereto.

          11.9.    Termination of this Security Agreement.    Subject to the provisions of Section 10 hereof, the Lien created by this Security Agreement shall terminate upon the payment and performance in full of the Head Lessee Secured Obligations. The Secured Party agrees that it shall, upon or after the termination of the Lien created hereunder pursuant to the preceding sentence, execute and deliver at the sole cost and expense of the Grantor such termination statements and instruments prepared by the Grantor as may be reasonably requested by the Grantor to evidence such termination.

          11.10.    Successor and Assigns.    This Agreement and all obligations of Grantor hereunder shall be binding upon the successors and assigns of Grantor. This Agreement may not be assigned by the Grantor without the prior written consent of the Secured Party, the Control Party and each Interest Rate Hedge Provider.

          11.11.    Counterparts.    This Agreement may be executed in any number of counterparts, each of which when so delivered shall be deemed an original, but all such counterparts shall constitute but one and the same instrument. Each such agreement shall become effective upon the execution of a counterpart hereof or thereof by each of the parties hereto.

          11.12.    Amendments and Waivers.    No term or provision of this Agreement may be changed, amended, altered, waived, discharged, terminated or otherwise modified except by an instrument in writing signed by the parties to this Agreement, each Interest Rate Hedge Counterparty, the Indenture Trustee (at the written direction of the Control Party), and such other party against which the enforcement of the change, amendment, alteration, waiver, discharge, termination or other modification is sought.

          11.13.    Assignment of Rights of Series Enhancer.    During the continuation of a Series Enhancer Default, all of the rights and privileges (but none of the duties or obligations) of the Series Enhancer hereunder and under the Related Documents shall vest in the Indenture Trustee (acting at the direction of the Requisite Global Majority).

        IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed and delivered by its duly authorized officer on the date first set forth above.

GRANTOR		UCO COMPRESSION 2002 LLC
		By:	/s/ RICHARD W. FITZGERALD
Name: Richard W. FitzGerald
Title: Senior Vice President
SECURED PARTY		BRL UNIVERSAL COMPRESSION FUNDING I 2002, L.P.
		By:	BRL Universal Compression Management 2002, Inc., its general partner
		By:	/s/ GREGORY C. GREENE
Name: Gregory C. Greene
Title: President
For the limited purposes set forth herein, Accepted and Agreed:
WELLS FARGO BANK MINNESOTA, NATIONAL ASSOCIATION not in its individual capacity but solely as indenture trustee
By:	/s/ EDNA BARBER
Name: Edna Barber
Title: Assistant Vice President

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  EXHIBIT 10.7
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